EXHIBIT 5.1

                        [Letterhead of Guzov Ofsink, LLC]



                                                                January 12, 2006

Board of Directors
Torbay Holdings, Inc.
140 Old Country Road, Suite 205
Mineola, New Yorl 11501


     Re: Consulting Agreement, dated as of December 2, 2005, by and between Terry Archer and Torbay Holdings, Inc.
              --------------------------------------

Gentlemen:

      We have acted as counsel for Torbay Holdings, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 3,000,000 shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), which shares of Common Stock are issuable by the Company pursuant to a Consulting Agreement, dated as of December 2, 2005, by and between the Terry Archer and the Company (the "Plan").

      In connection with the opinions hereinbelow expressed, we have examined the following documents (or true copies thereof): the Company's Certificate of Incorporation and all amendments thereto, the Company's By-Laws and all amendments thereto, the Plan, the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") and such other documents as we deemed necessary or appropriate under the circumstances.

      In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.


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      Based upon the  foregoing,  we are of the opinion  that the Common  Stock, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

      We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Common Stock.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

      Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. We note that we are members of the bar of the State of New York and do not represent ourselves to be expert in the laws of any other jurisdiction other than the Federal laws of the United States; accordingly, we do not purport to express any opinion on the laws of any other jurisdiction, except the General Corporation Law of the State of Delaware. We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.


                                               Very truly yours,

                                               /s/ Guzov, Ofsink, LLC

                                               Guzov Ofsink, LLC